Exhibit “G”

AGREEMENT OF STOCK CANCELLATION

THIS STOCK CANCELLATION AND CONSULTING AGREEMENT (the

“Agreement”) is made and entered into as of September 7, 2011, by and between James B. Frack, of 414 SE Washington Blvd., PMB 366, Bartlesville, Oklahoma 74003 (the “Relinquishor”), and Brad Nightingale, President (“DCI”) on behalf of Digital Caddies, Inc., an Oklahoma Corporation, and by Digital Caddies, Inc., separately.

W I T N E S S E T H:

WHEREAS, the Relinquishor is the owner of One Hundred Thirty-Five Million (135,000,000) authorized issued common shares, copies of which is attached hereto as Exhibit “A” (the “Stock”), of Digital Caddies, Inc. (the “Company”);

WHEREAS, DCI seeks the cancellation of the Stock issued to James B. Frack and the Relinquishor desires to relinquish, terminate and cancel the Stock upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.            Cancellation Price. In exchange for the Cancellation of Relinquishor’s Stock, DCI shall pay to the Relinquishor, at the Closing (as hereinafter defined), the sum of One Hundred Sixty Thousand Dollars ($160,000.00) (the “Cancellation Price”). The Cancellation Price shall be paid as follows, to-wit:

a.      The sum of Forty Thousand Dollars ($40,000.00) shall be released upon the execution of this Agreement.

b.      On or before January 14, 2012, DCI shall pay the remaining balance of One Hundred Twenty Thousand Dollars ($120,000.00) to Relinquishor as the final payment.

2.            Cancellation of Stock. The parties expressly acknowledge that the stock will be deemed to be cancelled upon the timely payments as set forth in paragraph 1 above. Time is of the essence with respect to these payments and the stock will only be cancelled upon payment in full when there is no event of default. Upon payment in full, the Relinquishor shall, by executing a notice of cancellation, relinquish, terminate and cancel the stock as part of the Cancellation Price hereinabove set forth.

3.            Proxy. Relinquishor expressly grants his proxy to vote the above referred to stock for all corporate matters which do not operate to the detriment or circumvention or modification of this Agreement of Stock Cancellation. In the event of default under the terms of this Agreement, the proxy granted to Brad Nightingale herein shall be immediately cancelled and held for naught.

4.            Default. In the event of default by DCI, pursuant to the payment scheduled set forth above, Relinquishor is hereby given an option to convert this Agreement into One Hundred Fifty Million 150,000,000 restricted common shares of DCI. the stock of Relinquishor, Likewise, DCI shall not divest itself, liquidate, or otherwise transfer ownership of its subsidiaries, Digital Caddies, Inc., a British Columbia corporation, Digital Caddies Canada, Inc., an Ontario Corporation, and Digital Caddies US, Inc., a Nevada Corporation. Until the Full Balance due under this Agreement is paid in full to Relinquishor there shall be no corporate or Board action by DCI to issue, cancel, reverse, merge, forward or reverse split, or otherwise modify the Capital Structure, following the completion of the Share Exchange, outside of the issuance of common shares under the terms of previously issued and outstanding warrants and convertible debt of DCI. No further Board action will be required by any of the parties to this Agreement other than Relinquishor may, if DCI does not issued the relinquishor shares within one (1) business day, provide a copy of this Agreement to DCI’s transfer agent and cause the immediate issuance of the shares to relinquishor.

5.            Closing. The Closing of the transaction described in this Agreement shall take place on such date as mutually determined by the parties hereto (the “Closing”), which Closing is expected to be on or before January 14, 2012 unless extended by mutual consent of the parties hereto.

6.            Representation and Warranties of the Relinquishor. The Relinquishor represents and warrants that:

(a)      Authority. This Agreement has been duly authorized, executed and delivered by the Relinquishor and constitutes a valid and binding obligation of the Relinquishor enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Relinquishor does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which the Relinquishor is a party or by which the Relinquishor may be bound or affected.

7.            Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party. This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

8.            Fees and Costs. The Relinquishor and DCI shall each bear their own fees and costs incurred in connection with this Agreement.

9.            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

10.         Governing Law. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Oklahoma.

11.         Jurisdiction and Venue. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in Oklahoma. The parties hereby consent to personal jurisdiction and venue in Oklahoma.

12.         Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

13.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.         Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

15.         Rule of Construction Relating to Ambiguities. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.